EXHIBIT 11

                           IRON MOUNTAIN INCORPORATED
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                  (Amounts in Thousands except Per Share Data)


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
                                                       Three Months Ended         Nine Months Ended
                                                          September 30,              September 30,
                                                    ----------------------     ----------------------
                                                      1996         1997          1996         1997
                                                    --------     --------       --------     --------
Net income (loss) applicable to common
   stockholders                                      $    --     $   (325)       $   417     $(1,810)
                                                    ========     ========       ========     ========
Weighted Average Shares:
   Common Stock - Voting                               9,627       11,594          8,538      10,446
   Common Stock - Nonvoting                              500          454            443         460
   Class A Common Stock                                   --           --              5          --
   Series A1 Preferred Stock                              --           --             15          --
   Series A2 Preferred Stock                              --           --            219          --
   Series A3 Preferred Stock                              --           --             97          --
   Series C Preferred Stock                               --           --            544          --
                                                    --------     --------       --------     --------
Weighted average shares outstanding                   10,127       12,048          9,861      10,906

Dilutive effect of stock options considered
   common stock equivalents computed under the
   treasury stock method using the average price         378          --             240          --
                                                    --------     --------       --------     --------
Weighted average common and common equivalent
   shares outstanding                                 10,505       12,048         10,101      10,906
                                                    ========     ========       ========     ========
Net income (loss) per common and common
   equivalent share                                  $  0.00     $  (0.03)       $  0.04     $ (0.17)
                                                    ========     ========       ========     ========

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